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                                                                   EXHIBIT 10.22


Letter Agreement dated September 12, 2000 between Registrant and Jeffrey T.
Arnold


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                           HEALTHEON/WEBMD CORPORATION
                            3399 PEACHTREE STREET NE
                             400 THE LENNOX BUILDING
                             ATLANTA, GEORGIA 30326


                               September 12, 2000


Mr. Jeffrey T. Arnold
3399 Peachtree Street NE
400 The Lennox Building
Atlanta, Georgia 30326

Dear Mr. Arnold:

                  Healtheon/WebMD Corporation (the "COMPANY") granted to you options to acquire 500,000 shares of our common stock under the Company's 1996 Stock Plan and options to acquire 1,500,000 shares of our common stock under the Company's 2000 Long-Term Incentive Plan (the "NEW OPTIONS"), as evidenced by the Non-Qualified Stock Option Notice dated May 12, 2000 and August 1, 2000, respectively, from the Company to you. We have agreed to modify certain aspects of your New Options as reflected in the Amended and Restated Option Agreement attached hereto as Exhibit A (the "AMENDED OPTION AGREEMENT"). Your execution of this letter agreement is an inducement to the Company entering into the Amended Option Agreement. In conjunction therewith, we request that you agree to become bound by the noncompetition, nonsolicitation and confidentiality provisions set forth on Exhibit B hereto effective upon the execution of the Amended Option Agreement.

                  By agreeing to the terms of this letter, you confirm to us that (i) in addition to the New Options, you currently own options to acquire 2,486,741 shares of the Company (together with the New Options, the "CURRENT OPTIONS") and (ii) you will become bound by the noncompetition provisions described on Exhibit B upon the execution of the Amended Option Agreement.

                  As additional consideration for your agreements set forth herein, the Company agrees as follows:

                  1. The provisions of Section 3(c)(ii) of the Amended Option Agreement (providing for vesting in the case of death, disability, termination without cause or termination for good reason) apply to all of your Current Options.

                  2. In the event of the cessation of your employment with the Company for any reason or the cessation of your service in the officer position of Co-Chief Executive Officer or Chief Executive Officer of the Company for any reason, Current Options held by you to acquire the Applicable Amount of shares of common stock that would not otherwise be vested shall continue to vest in accordance with the applicable schedule, and shall otherwise be treated for purposes of the terms and conditions thereof, as if you remained employed through the earlier of (a) the first anniversary of the last scheduled vesting date for such Current Options or, (b) the material breach by you of the provisions of Exhibit B to this letter



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                           agreement. For purposes of this paragraph 2., the
                           Applicable Amount shall mean 585,000 if such cessation occurs on or prior to December 15, 2001, 351,000 if such cessation occurs after December 15, 2001 and on or before December 15, 2002, 234,000 if such cessation occurs after December 15, 2002 but on or before December 15, 2003, 117,000 if such cessation occurs after December 15, 2003 but on or before December 15, 2004. In the event cessation occurs after December 15, 2004, this paragraph 2. shall not apply. In the event that on the date of such cessation, Current Options to acquire more than the Applicable Amount of shares are not yet vested and would not be vested as a result of such cessation, you shall be entitled to select which of the Current Options the vesting schedules for which shall continue under this paragraph.

                  3. You shall be entitled to exercise your Current Options which become vested until the tenth anniversary of the date of grant of such Current Option, regardless of the date of the cessation of your employment with the Company.

                  In addition to agreeing to the provisions of Exhibit B, you agree that neither the Company's acquisition of Medical Manager Corporation pursuant to the terms of the merger agreement with respect to that acquisition, as amended, nor the Company's acquisition of CareInsite pursuant to the terms of the merger agreement with respect to that acquisition, as amended, shall constitute a Change of Control for purposes of your Employment Agreement dated September 30, 1998, as amended by that letter agreement dated May 20, 1999 (the "Employment Agreement") and your service as the Company's Co-CEO as provided in the Medical Manager merger agreement shall not constitute a change in duties or position for purposes of Section 3.2(b)(i) of your Employment Agreement.

                  This letter, the Amended Option Agreement and Exhibit B hereto shall apply regardless of whether or not the Company acquires Medical Manager Corporation and CareInsite, Inc. and constitute the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties relating to the subject matter hereof, including without limitation, your Employment Agreement.


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                   If you wish to accept the terms of this letter, please
indicate by signing below and returning the signed copy to the undersigned at the address set forth above.



                                     Sincerely,

                                     Healtheon/WebMD Corporation

                                     By:  /s/ Jack Dennison
                                        ----------------------------------------
                                         Authorized Representative
Accepted and Agreed:

     /s/ Jeff Arnold
-------------------------------

Jeffrey T. Arnold

September 12, 2000


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                                                                      EXHIBIT A

                  AMENDED AND RESTATED STOCK OPTION AGREEMENT dated as of September 12, 2000 (the "Agreement") between HEALTHEON/WEBMD Corporation, a Delaware corporation (the "Company"), and JEFFREY T. ARNOLD (the "Participant").

                  WHEREAS, the Company granted to the Participant nonqualified stock options to purchase 500,000 shares of common stock, $.0001 par value, of the Company (the "Common Shares") on May 12, 2000 under the Company's 1996 Stock Plan, as evidenced by the Non-Qualified Stock Option Notice dated May 12, 2000 (the "May Option Agreement") from the Company to the Participant;

                  WHEREAS, the Company granted to the Participant nonqualified stock options to purchase 1,500,000 Common Shares on August 1, 2000 under the Company's 2000 Long-Term Incentive Plan, as evidenced by the Non-Qualified Stock Option Notice dated August 1, 2000 (the "August Option Agreement") from the Company to the Participant;

                  WHEREAS, the Company and Participant desire to amend and restate the May Option Agreement and the August Option Agreement, and to that end such agreements are hereby amended and replaced with this Agreement, upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

                  1. Confirmation of Grant of Options; Effectiveness. Pursuant to a determination by the Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board"), the Company hereby confirms that the Participant has been granted (i) effective as of May 12, 2000 (a "Date of Grant"), and subject to the terms and conditions of this Agreement, nonqualified stock options (the "May Options") to acquire 500,000 Common Shares and (ii) effective as of August 1, 2000 (a "Date of Grant"), and subject to the terms and conditions of this Agreement, nonqualified stock options (the "August Options, and together with the May Options, the "Options") to acquire 1,500,000 Common Shares. Each such Option shall entitle the Participant to purchase, upon payment of $16.03 (the "Option Price"), one Common Share. The Options shall be exercisable as hereinafter provided.

                  2. Certain Restrictions. None of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of, except by will or the laws of descent and distribution; provided, however, that the Committee shall permit the transfer of an Option to the Participant's family members, to one or more trusts established in whole or in part for the benefit of one or more of such family members or to any other entity that is owned by such family members. During the Participant's lifetime, an Option shall be exercisable only by the Participant or by the Participant's guardian, legal representative or permitted transferee. Each transferee of an Option by will or the laws of descent and distribution or other permitted transferee shall, as a condition to the transfer thereof, execute an agreement pursuant to which it shall become a party to this Agreement. Any attempt to sell, transfer, assign, pledge or otherwise encumber or dispose of any Option contrary to the provisions of this Agreement, and any levy, attachment or similar process upon any Option shall be null and void and without effect.

                  3. Terms and Conditions of Options. The Options evidenced hereby are subject to the following terms and conditions:
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                  (a)      Vesting. Subject to Section 3(c), the Options shall
vest (the "Vested Options") as to one forty-eighth (1/48th) of the Options on the first day of each month after the Date of Grant for 48 consecutive months until fully vested (i.e., The Participant will become fully vested with respect to the May Options on May 1, 2004 and with respect to the August Options on August 1, 2004) (the "Vesting Date").

                  (b) Exercisability. Subject to Section 3(c), the Participant may exercise Vested Options, in whole or in part, to purchase a whole number of Common Shares.

                  (c) Option Period. (i) The Vested Options shall not be exercisable following the tenth anniversary of the Date of Grant, and shall be subject to earlier termination as provided in Section 3(c)(iii).

                  (ii) In the event that the Participant's employment with the Company and its subsidiaries is terminated (A) as a result of the Participant's death or the Participant becoming Disabled (as defined below), (B) by the Company without Cause (as defined below) or (C) by the Participant for Good Reason (as defined below), the Options shall be fully vested and exercisable as of the date on which such employment terminates.

                  (iii) In the event that the Participant's employment with the Company and its subsidiaries is terminated by the Company for Cause or by the Participant without Good Reason, all unvested Options shall terminate and be cancelled without any consideration being paid therefor; provided, however, that a change in the Participant's status with the Company from Co-Chief Executive Officer or Chief Executive Officer to any other position (including Chairman) with the consent of the Company and the Participant shall not be treated as a termination of the Participant's employment for purposes of this Agreement.

                  (iv) In the event that the Participant's employment with the Company and its subsidiaries terminates for any reason, the Participant (or the Participant's estate) shall be entitled to exercise the Options which have become Vested Options as of the date of termination until the tenth anniversary of the Date of Grant.

                  (v) In the event of a Change in Control (as defined below), the Options shall be fully vested and exercisable as of the date on which such Change in Control occurs. For purposes of this Agreement, a "Change in Control" means a transaction (other than the transactions contemplated by the Merger Agreement between Medical Manager Corporation and the Company) that occurs after the Effective Time (as defined in that Merger Agreement), if:

                  1. Any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of the surviving corporation; or

                  2. The sale of all or substantially all of the assets of the surviving corporation to a person, entity or group occurs in a transaction (except for a sale-leaseback transaction) where the surviving corporation or the holders of the common stock of the surviving corporation do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a


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         majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; or

                  3. A complete liquidation or dissolution of the surviving corporation shall have occurred;

                  provided, however, that the provisions of this clause (v) shall be subject to any necessary approvals by the Committee.

                  (d) Certain Definitions. (i) For purposes of this Agreement, "Cause" means a final, non-appealable court adjudication in a civil or criminal proceeding that the Participant has during his employment committed a fraud or felony directed against the Company relating to or adversely affecting his employment.

                  (ii) For purposes of this Agreement, the Participant shall be "Disabled" if the Participant becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the duties of his position for a period in excess of 180 days in any consecutive twelve-month period.

                  (iii) For purposes of this Agreement, "Good Reason" means any of the following:

                  1. a reduction in the Participant's title or responsibilities with the Company, or if he is required to report to any person other than the full Board;

                  2. any reduction in any compensation or fringe benefits provided by the Company;

                  3. any breach by the Company of this Agreement or any other material agreement between the Company and the Participant;

                  4. any requirement that the Participant, without his consent, be based at any office or location other than in Atlanta, Georgia.

                  (e) Notice of Exercise. Subject to Sections 3(f) and 5(a) hereof, the Participant may exercise any or all of the Vested Options by giving written notice to the Chief Financial Officer of the Company at its principal business office. The date of exercise of a Vested Option shall be the later of
(i) the date on which the Chief Financial Officer of the Company receives such written notice or (ii) the date on which the conditions provided in Sections 3(f) and 5(a) hereof are satisfied.

                  (f) Payment. Prior to the issuance of a certificate pursuant to Section 3(i) hereof evidencing Common Shares, the Participant shall have paid to the Company the Option Price of all Common Shares purchased pursuant to exercise of such Options, in cash or by certified or official bank check, and all applicable tax withholding obligations as provided in Section 5(a) of this Agreement. The Option Price may also be payable by a customary "cashless" exercise procedure through a broker or in such other form as the Committee may approve.

                  (g) Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any Common Shares issuable upon the exercise of an Option until a certificate or


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certificates evidencing such shares shall have been issued to the Participant, and, except as provided in Section 6, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

                  (h) Compliance with Securities Laws. The Company shall, on or prior to the date on which an Option becomes exercisable, use its best efforts to (A) file a registration statement with the Securities and Exchange Commission on Form S-8 with respect to the Common Shares subject to such Option and cause such registration statement to be declared effective and remain effective for so long as any Option remains outstanding and (B) qualify such Common Shares under applicable state "blue sky" laws (or determine that an exemption under such blue sky laws is available) and cause such Common Shares to remain so qualified (or exempt) for so long as any Option remains outstanding.

                  (i) Issuance of Certificate. As soon as practicable following the exercise of any Options, a certificate evidencing the number of Common Shares issued in connection with such exercise shall be issued in the name of the Participant.

                  4. Representations and Warranties. The Company and the Participant represent that this Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, except as limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity.

                  5.       Miscellaneous.

                  (a) Tax Withholding. The Company and its subsidiaries shall have the right to require the Participant to remit to the Company, prior to the delivery of any certificates evidencing Common Shares pursuant to the exercise of an Option, any amount sufficient to satisfy any minimum federal, state or local tax withholding requirements. Prior to the Company's determination of such withholding liability, the Participant shall have the right to make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Common Shares that would otherwise be received by the Participant.

                  (b) No Restriction on Right of Company to Effect Corporate Changes. Subject to Section 6, this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  6.       Adjustment.


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                  The number and price per Common Share covered by any Option, and any other rights under any Option, shall be appropriately adjusted by the Board or the Committee, as the case may be, to reflect any subdivision (stock split) or consolidation (reverse split) of the issued Common Shares, or any other recapitalization of the Company, or any business combination or other transaction involving the Company (including, without limitation, rights offerings and issuances of securities for consideration that is less than the fair market value thereof), which shall affect the rights of holders of Common Shares. The Committee or the Board, as the case may be, shall provide for appropriate adjustment of the Options in the event of stock dividends or distributions of assets or securities owned by the Company to its stockholders. Without limiting the foregoing, any adjustment pursuant to this Section 6 shall
(i) be on terms that are no less favorable to the Participant than those applicable to any other holder of stock options or convertible securities issued by the Company and (ii) entitle the Participant to receive, upon exercise of the Options, in addition to the Common Shares that remain subject to such Options, such stock, securities, other property and rights that the Participant, as a holder of Common Shares, would have received if such Options had been exercised prior to the date of the applicable event or transaction described in this
Section 6.

                  7.       Survival; Assignment.

                  All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the issuance to the Participant of the Options and the Common Shares and, notwithstanding any investigation heretofore or hereafter made by the Participant or the Company or on the Participant's or the Company's behalf, shall continue in full force and effect. Without the prior written consent of the Company, the Participant may not assign any of his rights hereunder except as permitted by Section 2. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs and permitted successors and assigns of such party; and all agreements herein by or on behalf of the Company, or by or on behalf of the Participant, shall bind and inure to the benefit of the heirs and permitted successors and assigns of such parties hereto.

                  8. Gross-Up Payment(i) Anything in this Agreement to the contrary or any termination of the Options notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by the Participant pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company, or any of its subsidiaries and affiliates, to or for the benefit of the Participant (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in the Participant's adjusted gross income and the highest applicable marginal rate of federal income taxation for the


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calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and
(ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (ii) Subject to the provisions of Sections 8(i) and 8(iii), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(iii) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

                  (iii) The Participant shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

                  (a) give the Company any information reasonably requested by the Company relating to such claim;

                  (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

                  (c) cooperate with the Company in good faith in order effectively to contest such claim;


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provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue (an "Other Issue") raised by the IRS or any other taxing authority; provided, however, that if, solely as a result of any contest by the Company pursuant to this Section 8(iii), the Participant's ability to settle or otherwise resolve any such Other Issue is delayed, then the Company will reimburse the Participant, on an after-tax basis, for any additional interest incurred by the Participant as a result of such delay.

                  (iv) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 8(iii), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 8(iii) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to
Section 8(iii), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  9. Severance; Consulting Engagement. In the event that the Participant terminates his employment with the Company and its subsidiaries with Good Reason or the Company terminates the employment of the Participant without Cause, the Company shall pay to the Participant, in lieu of any other cash severance provided for in any other agreement, an amount equal to 12 months of his then-current base salary, if any, less applicable withholding taxes pursuant to the Company's customary payroll practices, which amount shall be due in full within 5 days of such termination. In the event that the Participant terminates his employment with the Company and its subsidiaries without Good Reason after March 12, 2000 but prior to September 12, 2003, the Participant shall, at the request of the Company, make himself available


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


to provide consulting and advisory services (the "Consulting Services") to the Company during the period beginning on the date of termination and ending on September 12, 2003; provided, however, that such Consulting Services shall be performed at such times and places as are acceptable to the Participant in his sole discretion. The Participant shall not be entitled to receive any additional compensation for the Consulting Services.

                  10. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to his attention at the most recent mailing address that the Company has on record and, if to the Company, to it at 3399 Peachtree Street NE, 400 The Lennox Building, Atlanta, Georgia 30326, Attention:
General Counsel. All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

                  11. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

                  12. Source of Rights. This Agreement shall be the sole and exclusive source of any and all rights which the Participant, and the Participant's personal representatives or heirs at law, may have in respect of the Options as granted hereunder.

                  13. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  14. Entire Agreement; Governing Law; Jurisdiction. This Agreement sets forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law) applicable to contracts executed and to be wholly performed within such State, and the State or Federal court sitting in Fulton County, Georgia shall have exclusive jurisdiction of the Company and the Participant for purposes of adjudicating any disputes under this Agreement. The Participant and the Company hereby consent to personal jurisdiction and venue in the State or Federal court sitting in Fulton County, Georgia and hereby waive any claim or defense that the party lacks minimum contacts with the forum, that such State or Federal court lacks personal jurisdiction of the parties, or that such State or Federal court is an improper or inconvenient venue.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.


                                      HEALTHEON/WEBMD CORPORATION


                                      By:
                                          -------------------------------------
                                           Name:
                                           Title:

                                      PARTICIPANT

                                      -----------------------------------------
                                      Jeffrey T. Arnold

                                                                       EXHIBIT B


                   NONCOMPETITION; NONSOLICITATION PROVISIONS

1.       Background. Jeffrey T. Arnold ("Arnold") acknowledges and agrees that:

                  (a) Healtheon/WebMD Corporation and each of its direct and indirect subsidiaries (collectively, the "Companies") are currently engaged in the following businesses: (i) development or provision of an Internet-based healthcare electronic commerce network that links physicians, payers, suppliers or patients, (ii) facilitating or processing administrative or clinical healthcare transactions, (iii) clinical and administrative healthcare related electronic commerce business, and (iv) development or provision of physician practice management information systems or other healthcare software systems relating to administrative and clinical functions, to physicians, practice associations, management service organizations, physician practice management organizations or other providers of healthcare services (collectively, the "Business"). The Business is conducted by the Companies throughout the United States.

                  (c) In order to protect the Business (defined above) of the Company, and as a condition to the Company's execution of the Amended Option Agreement, the Company is requiring Arnold to agree to become bound to the provision of this Exhibit B.

                  (f) The provisions of this Exhibit B are reasonable in light of the substantial benefit that will accrue to Arnold through the Amended Option Agreement and are reasonably necessary to protect the Business of the Company.

2.       Noncompete. Arnold agrees that for the period ending on the earlier of
(i) the second (2nd) anniversary of the later of the date (the "Termination Date") of Arnold's resignation or removal as Co-Chief Executive Officer, Chief Executive Officer or as a director of the Company or any successor to its Business or (ii) September 12, 2003 (the "Restrictive Period"), without the prior written consent of the Company, Arnold shall not Compete (defined below) with the Business of the Companies, except as otherwise permitted under this
Section 2. For purposes of this Agreement, "Compete" shall mean: (i) within the Territory (defined below), to engage in a business or business activities that are either (A) substantially similar to, or (B) competitive with, the Business, in each case as engaged in by the Companies on the date hereof including changes in and expansions of such Business reasonably anticipated on the date hereof (collectively, a "Competitive Business"); (ii) to assist any person or entity (whether in a managerial, financial, employment, advisory or other capacity or as a stockholder or owner, except as set forth in clause (iii) below) to engage in a Competitive Business; or (iii) to own any interest in or to organize a corporation, partnership or other business or organization which engages in a Competitive Business; provided, however, that nothing in clause (iii) above shall prohibit Arnold from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Business; or less than five percent (5%) of the outstanding securities of any corporation, partnership or other business or organization, whether or not publicly traded, which competes directly or indirectly with the Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in activities for such competing company; provided further that this provision shall not apply in the event the Company or the Company's direct or indirect subsidiaries or any person deriving title to the goodwill of the Business of the Companies being acquired or shares of the Companies being acquired ceases to carry on a business comparable to the Business of the Companies within the Territory; provided further that this provision shall not prevent or impair Arnold from performing usual investment banking services for a person or entity engaged in a Competitive Business if such services do not materially relate to or involve such Competitive Business.

                  "Territory" shall mean (a) the area within a 100 mile radius of that office of the Company from which Arnold performed the majority of his services during the one-year period ending on the earlier of his resignation or removal as a director of the Company, or the 3rd anniversary of the date hereof (the "Applicable Date"), (b) the state in which Arnold is resident on the Applicable Date, and (c) any other state in the United States in which the Companies develop, distribute or provide their business services or products as of the Applicable Date.

3. Confidentiality. Arnold acknowledges that in the course of serving as Chief Executive Officer of the Company and as a result of his relationship with the Companies he has had and will continue to have access to and will learn information that is proprietary to, or confidential to the Companies and that concerns the Business including the operation, methodology and plans of the Companies and their Affiliates (as defined below), including without limitation, business strategy and plans, financial information, trade secrets, market information developments (as defined below), information regarding acquisition and other strategic partner candidates and customer information (collectively, "Proprietary Information"). Arnold agrees that during the period beginning on the date hereof and ending upon the later of (i) the end of the Restrictive Period or (ii) the first anniversary of the Termination Date, he will keep such Proprietary Information confidential and will not disclose directly or indirectly any such Proprietary Information to any third party and will not misuse, misappropriate or exploit such Proprietary Information in any way except as required by law or regulatory body. Upon his resignation or removal as Co-Chief Executive Officer or Chief Executive Officer of the Company, Arnold shall immediately return to the Company all copies of Proprietary Information in his possession (except his Rolodex).

4. Nonsolicitation. During the period beginning on the date hereof and ending upon the end of the Restrictive Period, Arnold shall not directly or indirectly without the express written approval of the Board of Directors of the Company, solicit any customer, or any person or entity who is reasonably expected to become a customer of the Companies or any entity the equity of which is owned at least 40% by the Company or any of the Companies (an "Affiliate") for any commercial pursuit which is a Competitive Business. During the period beginning on the date hereof and ending upon the end of the Restrictive Period, Arnold shall not directly or indirectly solicit or induce, or attempt to induce, any employees, agents, or consultants of the Company, the Companies or their Affiliates to leave the employ of the Company, the Companies or their Affiliates or to do anything from which Arnold is restricted by reason of this letter agreement, nor shall Arnold, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Companies or their Affiliates.

5. Construction. Arnold hereby expressly acknowledges and agrees as follows:

                  (A) the covenants set forth in Sections 2 through 4 above are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company; and

                  (B) The provisions of this Exhibit B shall be governed by the laws of the state of Delaware (other than the choice of law provisions of Delaware law). In the event that any provision of this Exhibit B shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Exhibit B and the provision shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions have been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

6. Enforcement; Remedies. Arnold covenants, agrees and recognizes that because the breach of the covenants, or any of them, contained in Sections 2 through 4 hereof may result in immediate and irreparable injury to the Company, the Company shall be entitled to seek an injunction restraining Arnold from any violation of Sections 2 through 4 to the fullest extent allowed by law. Arnold further covenants and agrees that in the event of a material breach of any of the respective covenants and agreements contained in Sections 2 through 4 hereof, the period during which Arnold is obligated to refrain from competing shall be extended for the entire period of such breach. Arnold further covenants, agrees and recognizes that, notwithstanding anything to the contrary contained herein, in the event of a material breach of any of the respective covenants and agreements contained in Sections 2 through 4 hereof, which remains uncured 30 days after written notice from the Company, further vesting with respect to the Current Options shall cease. The Company's entitlement to seek injunctive relief or ceasing any further Current Option vesting, as described in this Section 6, shall be the Company's sole and exclusive remedy in the event that Arnold breaches any covenant or agreement contained in this Exhibit A; provided, however, that in the case of any willful material breach by Arnold of the covenants and agreements contained in Sections 2 through 4 hereof, nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach, including the recovery of damages from Arnold.


                                       3